Exhibit 10.29

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made and entered into effective as of September 18, 2009, by and between Hennessy Advisors, Inc., a California corporation (“Manager”), and SPARX Asset Management Co., Ltd., a corporation organized under the laws of Japan (“Sub-Adviser”).

RECITALS

WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Manager has entered into an Investment Advisory Agreement (the “Advisory Agreement”) dated as of September 18, 2009 with Hennessy SPARX Funds Trust (the “Trust”), an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, Sub-Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, Manager desires to retain Sub-Adviser to render investment advisory and other services to the funds specified in Appendix A hereto, as amended from time to time, each a series of the Trust (each a “Fund” and collectively, the “Funds”), in the manner and on the terms hereinafter set forth;

WHEREAS, Manager has the authority, subject to the approval of the Trustees of the Trust (the “Trustees”), and, if required under the Investment Company Act, Fund shareholders to select sub-advisers for each Fund; and

WHEREAS, Sub-Adviser is willing to furnish such services to Manager and each Fund.

AGREEMENT

NOW, THEREFORE, Manager and Sub-Adviser agree as follows:

1.	APPOINTMENT OF SUB-ADVISER

Manager hereby appoints Sub-Adviser to act as a sub-adviser for each Fund for the period and on the terms and conditions of this Agreement.

2.	ACCEPTANCE OF APPOINTMENT

Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of each Fund will be maintained in the custody of a custodian (who shall be identified by Manager in writing). Sub-Adviser will not have custody of any securities, cash or other assets of any Fund and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reasonable reliance on instructions of Sub-Adviser. The custodian will be responsible for the custody, receipt and delivery of securities and other assets of each Fund, and Sub-Adviser shall have no authority responsibility or obligation with respect to the custody receipt or delivery of securities or other assets of any Fund. The Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to the custodian.

3.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE TRUST

A. As sub-adviser to each Fund, Sub-Adviser will coordinate the investment and reinvestment of the assets of the Fund and determine the composition of the assets of the Fund, in accordance with the terms of this Agreement, the Fund’s Prospectus and the Fund’s Statement of Additional Information (as they may be updated or amended, from time to time) and subject to the direction, supervision and control of Manager and the Trustees. Prior to the commencement of Sub-Adviser’s services hereunder, Manager shall provide Sub-Adviser with current copies of each Fund’s Prospectus and Statement of Additional Information (“SAI”). Manager undertakes to provide Sub-Adviser with copies or other written notice of any amendments, modifications or supplements to each Fund’s Prospectus and SAI and Sub-Adviser will not need to comply until a copy has been provided to Sub-Adviser.

B. Sub-Adviser may place orders for the execution of transactions with or through such brokers, dealers or banks as Sub-Adviser may select and, subject to Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other applicable law, may pay commissions on transactions in excess of the amount of commissions another broker or dealer would have charged. Sub-Adviser will seek best execution under the circumstances of the particular transaction taking into consideration the full range and quality of a broker’s services in placing brokerage including, among other things, the value of research provided as well as execution capability, commission rate, financial responsibility and responsiveness to Sub-Adviser. In no event shall Sub-Adviser be under any duty to obtain the lowest commission or best net price for a Fund on any particular transaction. Sub-Adviser is not under any duty to execute transactions for a Fund before or after transactions for other like accounts managed by Sub-Adviser. Sub-Adviser may aggregate sales and purchase orders of securities or derivatives held in a Fund with similar orders being made simultaneously for other portfolios managed by Sub-Adviser if, in Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund. Manager understands and agrees that when such aggregation does occur the actual prices obtained will be averaged and the applicable Fund will be deemed to have purchased or sold its proportionate share of the securities involved at such average price. Notwithstanding the foregoing, Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the Investment Company Act) of Sub-Adviser or Manager without the prior approval of Manager. Manager shall provide Sub-Adviser with a list of brokers or dealers that are affiliated persons of Manager.

C. Manager understands and agrees and has advised the Trust’s Board of Trustees, that Sub-Adviser performs investment management services for various clients and may take action with respect to any of its other clients which may differ from action taken or from the timing or nature of action taken by Sub-Adviser for a Fund. Sub-Adviser’s authority hereunder shall not be impaired because of the fact that it may effect transactions with respect to securities for its own account or for the accounts of others which it manages which are identical or similar to securities to which it may effect transactions for a Fund at the same or similar times.

D. Sub-Adviser will provide Manager with copies of Sub-Adviser’s current policies and procedures that relate to Sub-Adviser’s duties described in this Agreement adopted in accordance with Rule 206(4)-7 under the Advisers Act. To the extent a Fund is required by the Investment Company Act to adopt any such policy or procedure, Manager will submit such policy or procedure to the Trustees for adoption by each of the Funds, with such modifications or additions thereto as the Trustees may recommend. Sub-Adviser’s Chief Compliance Officer shall provide to Manager’s Chief Compliance Officer or his or her delegate the following:

(i). a report of any material changes to Sub-Adviser’s policies and procedures described in Section 3(D) above on a quarterly basis;

(ii). a report of any “material compliance matters,” as defined by Rule 38a-1 under the Investment Company Act, that have occurred in connection with Sub-Adviser’s policies and procedures on a quarterly basis;

(iii). a summary of Sub-Adviser’s Chief Compliance Officer’s report identifying the material compliance matters relevant to the Funds with respect to the annual review of Sub-Adviser’s policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv). an annual certification regarding Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the Investment Company Act, as well as the foregoing sub-paragraphs (i) through (iii).

E. Sub-Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the Advisers Act and the rules thereunder and shall file with the Securities and Exchange Commission (“SEC”) all forms pursuant to Section 13(d), 13(f) and 13(g) of the Exchange Act, with respect to its duties as are set forth herein.

F. Sub-Adviser shall reasonably cooperate with Manager and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, a Fund or Manager brought by any governmental or regulatory authorities.

G. Sub-Adviser will, unless and until otherwise directed by Manager, exercise all rights of security holders with respect to securities held by each Fund, provided that Sub-Adviser will not be responsible for any other corporate actions relating to the securities in which assets of the Fund’s investment portfolio are invested, including administrative filings, such as proofs or claims in class actions.

H. Sub-Adviser, in connection with its rights and duties with respect to the Funds and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

4.	COMPENSATION OF SUB-ADVISER

Manager will pay Sub-Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix B, calculated based on the relevant Fund’s average daily net assets and payable monthly. Manager and Sub-Adviser agree that all fees shall become due and owing to Sub-Adviser promptly after the termination date of Sub-Adviser with respect to any Fund and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date.

5.	REPRESENTATIONS OF THE MANAGER

Manager represents, warrants and agrees that:

A. Manager has been duly authorized by the Trustees to delegate to Sub-Adviser the provision of investment services to each Fund as contemplated hereby.

B. The Trust has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide Sub-Adviser with a copy of such code of ethics.

C. Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify Sub-Adviser of the occurrence of any event that would disqualify Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

6.	REPRESENTATIONS OF THE SUB-ADVISER

Sub-Adviser represents, warrants and agrees as follows:

A. Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect, (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, (iv) has the full power and authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify Manager of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

B. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide Manager with a copy of such code of ethics.

C. Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

7.	NON-EXCLUSIVITY

The services of Sub-Adviser to Manager, the Funds and the Trust are not to be deemed to be exclusive, and Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

8.	SUPPLEMENTAL ARRANGEMENTS

Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Funds that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of Sub-Adviser, and neither Manager nor the Trust shall have any obligations with respect thereto or otherwise arising under this Agreement.

9.	DURATION OF AGREEMENT

This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect with respect to a Fund unless it has first been approved: (i) by a vote of a majority of those trustees of the Trust who are not “interested persons” (as defined in the Investment Company Act) of any party to this Agreement (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) (“Outstanding Voting Securities”) of the Fund or as permitted by Rule 2a-6 of the Investment Company Act. This Agreement shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

10.	TERMINATION OF AGREEMENT

This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by a vote of the majority of the Trustees, by the vote of a majority of the outstanding voting securities of such Fund, or Manager on sixty (60) days’ prior written notice to Sub-Adviser, and Manager as appropriate. In addition, this Agreement may be terminated with respect to any Fund by Sub-Adviser upon sixty (60) days written notice to Manager. This Agreement will automatically terminate, without the payment of any penalty in the event the Advisory Agreement is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. Any “assignment” (as that term is defined in the Investment

Company Act) of this Agreement will result in automatic termination of this Agreement. Sub-Adviser will promptly notify the Trust and Manager of any such assignment and of any changes in key personnel who are either the portfolio manager(s) of the Funds named in the Prospectus and/or SAI, or senior management of Sub-Adviser, in each case prior to or promptly after, such change. Sub-Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Trust and Manager, if any, arising out of an assignment of this Agreement by Sub-Adviser.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties with respect to any Fund only if by written agreement. It is understood that certain material amendments may require approval of a Fund’s shareholders. Additional Funds may be added to Appendix A by written agreement of Manager and Sub-Adviser.

12.	ASSIGNMENT

Sub-Adviser shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Sub-Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund.

14.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

If to Sub-Adviser:	Masaki Taniguchi
SPARX Asset Management Co., Ltd.
Gate City Ohsaki, East Tower 16F 1-11-2 Ohsaki,
Shinagawa-ku, Tokyo 141-0032, Japan
81-3-5435-8201 (fax)

If to Manager:	Neil J. Hennessy
Hennessy Advisors, Inc.
7250 Redwood Blvd, Suite 200
Novato, CA 94945
(415) 899-1559 (fax)

16.	SEVERABILITY AND SURVIVAL

Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 18 and 19 shall survive the termination of this Agreement.

17.	GOVERNING LAW AND LANGUAGE

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of California, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

Any documents or records related to this Agreement and the services to be provided hereunder shall be in the English language. To the extent that any document required to be provided hereunder is not then available in English, Sub-Adviser shall be given a reasonable period of time to produce an English version of such document. Manager acknowledges that translated documents provided in accordance with this Agreement represent the best efforts of Sub-Adviser to provide accurate translations and may not be a strict translation of the original document. In the event of any conflict between any material terms of the English language version of this Agreement, including any English language versions of any documents or records related to this Agreement, and any translation hereof, or thereof, the English language version shall prevail in the event of any dispute between the parties.

18.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19.	CONFIDENTIALITY

Each party shall treat as confidential all Confidential Information of the other (as that term is defined below) and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the Confidential Information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such Confidential Information, and otherwise maintain policies and procedures designed to prevent disclosure of the Confidential Information. For purposes of this Agreement, Confidential Information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

20.	USE OF NAME

During the term of this Agreement, Manager shall have permission to use Sub-Adviser’s name in the offering and marketing of any Fund, and agree to furnish Sub-Adviser, for its prior approval (such approval not to be unreasonably withheld), all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements, shareholder reports and other similar informational materials that are to be made available to shareholders of a Fund or to the public and that refer to Sub-Adviser in any way. Sub-Adviser agrees that Manager may request that Sub-Adviser approve use of a certain type of marketing material, and that Manager need not provide for approval each additional piece of marketing material that is substantially the same type.

21.	LIMITATION OF LIABILITY

Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust’s Declaration of Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Fund. Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund(s), nor from the Trustees or any individual Trustee. The assets of a Fund shall be available only to satisfy the liabilities and obligations of that Fund, and not the liabilities or obligations of any other Fund. All obligations of the Funds under this agreement are several and not joint, and are included together in this Agreement solely for the sake of convenience.

Sub-Adviser shall not be liable for, and Manager will not take any action against Sub-Adviser or hold Sub-Adviser liable for, any error of judgment or mistake of law or for any loss suffered by the Funds (including, without limitation, by reason of the purchase, sale or retention of any security) in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser in the performance of its duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

22.	AUTHORITY TO EXECUTE TRANSACTION DOCUMENTS

Subject to any other written instructions of Manager or the Trust, Sub-Adviser is hereby appointed agent and attorney-in-fact for the limited purposes of executing on behalf of each Fund specified on Appendix A hereto: account documentation, transaction term sheets and confirmations, certifications regarding the Fund’s status as an accredited investor, qualified institutional buyer or qualified purchaser and certifications regarding other factual matters as may be requested by brokers, dealers or counter parties in connection with its management of the Fund’s assets. However, nothing in this section shall be construed as imposing a duty on Sub-Adviser to act in its capacity as attorney-in-fact for a Fund. Any person dealing with Sub-Adviser in its capacity as attorney-in-fact hereunder for a Fund is hereby expressly put on notice that Sub-Adviser is acting solely in the capacity as an agent of the Fund and that any such person must look solely to the Fund for enforcement of any claim against Fund, as Sub-Adviser assumes no personal liability to such person whatsoever for obligations of the Fund entered into by Sub-Adviser in its capacity as attorney-in-fact for the Fund.

23.	COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

HENNESSY ADVISORS, INC.		SPARX ASSET MANAGEMENT CO., LTD.

By:	/s/ Neil J. Hennessy	By:	/s/ Masaki Taniguchi
	Neil J. Hennessy		Masaki Taniguchi
	President and Chief Executive Officer		President

APPENDIX A

TO

SUB-ADVISORY AGREEMENT

As of September 18, 2009

Hennessy Select SPARX Japan Fund

Hennessy Select SPARX Japan Smaller Companies Fund

APPENDIX B

TO

SUB-ADVISORY AGREEMENT

As of September 18, 2009

Hennessy Select SPARX Japan Fund – 0.35%

Hennessy Select SPARX Japan Smaller Companies Fund – 0.20%